Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Lynda L. Glass

717.339.5085

ACNB CORPORATION

REPORTS 2007 EARNINGS

GETTYSBURG, PA, March 12— ACNB Corporation reported net income of $7,937,000 for the year ended December 31, 2007, up 9% in comparison to $7,290,000 for the year ended December 31, 2006. Net income on a per share basis amounted to $1.32 for 2007 and $1.22 for 2006. All earnings per share were restated for the 5% common stock dividends distributed in December 2006 and 2007.

Total non-interest income in 2007 increased by $452,000, or 5%, over the year 2006. Higher revenues in the form of insurance commissions from Russell Insurance Group, Inc. and fee income from Adams County National Bank’s trust and retail operations contributed to this rise in non-interest income. Effective expense control resulted in total non-interest expense increasing by 1% for the year ended December 31, 2007.

Cash dividends paid to shareholders for 2007 totaled $4,566,000, or $.76 per share, as restated due to the 5% common stock dividend declared for shareholders of record as of November 30, 2007, and distributed on December 14, 2007.

Total assets of ACNB Corporation on December 31, 2007, were $927 million. Total loans increased by 5% to $548 million, as compared to December 31, 2006. Total deposits rose slightly year over year to $671 million. A 10% increase in shareholders’ equity resulted in an aggregate of $85.1 million on December 31, 2007.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of eighteen retail banking offices located throughout Adams County, PA,

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and in Dillsburg and Hanover, York County, PA, as well as a Chambersburg Loan Office in Franklin County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area. Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in thirty-two states, including Pennsylvania and Maryland, and offices in Westminster, Carroll County, MD, and Timonium, Baltimore County, MD.

In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time-to-time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

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ACNB #2008-07

March 12, 2008